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                                                                    Exhibit 99.1

Newark, DE, March 16, 2006 - (ARTNA) Artesian Resources Corporation (Artesian) today announced that basic and diluted net income per common share for 2005 were $1.26 and $1.22, as compared to $1.12 and $1.08 in 2004. Revenues for 2005 were $45.3 million, up 14.4% from $39.6 million in 2004. Net income available to common stockholders was $5.0 million, compared to $4.4 million last year, also a 14.4% increase.

Commenting on Artesian's results for 2005 and the Company's 100 year Anniversary, Artesian President and CEO, Dian C. Taylor said: "We are pleased to complete our first 100 years of service in 2005 on such a positive note. We continue to achieve solid financial results as well as provide our shareholders with attractive returns. We work hard, treat our employees fairly, provide our customers superior water service at an affordable price, and we respect the environment. It has worked for the first hundred years, and will guide us into our second century as well."

Revenue in 2005 reflected the increase in the number of water utility customers served in 2005 and increased water rates that became effective in 2004. Artesian also achieved increases in both revenue and income in 2005 as a result of generally more typical summer weather conditions in 2005 compared to the generally wet weather pattern of summer 2004. Rainfall in New Castle County, Delaware, was approximately 33% above average in 2004. Although the Spring and early Summer of 2005 were somewhat wetter than usual, a warmer and drier period of weather in late Summer resulted in increased water demand compared to the prior year. In addition, the expansion of our non-regulated wastewater operations contributed to revenue growth. In 2005, we had revenues from design/build contracts for ten wastewater treatment projects.

Water sales revenues were up $3.7 million, or 9.6%. In addition to the change in summer weather patterns noted above, the number of water customers served grew 1.9% from a year ago. Also, as permitted by Delaware statute, Artesian placed a 6.9% temporary rate increase into effect on April 6, 2004 and an additional 8.1% increase on September 7, 2004 to recover expenses associated with the investment of $44 million in utility plant. The temporary rates will remain in effect pending a final ruling on the rate increase request filed in February 2004.

Artesian recorded $3.6 million in non-utility and other utility operating revenue in 2005, up $2.1 million from 2004, primarily from wastewater and contract operations services.

Operating expenses, excluding depreciation and taxes increased $3.8 million, or 18.6%, to $24.5 million in 2005. This increase is the result of increased non utility operating expenses of $1.8 million, primarily for engineering services related to new wastewater projects, increased payroll and benefits costs of $1.2 million due to increased staffing and pay adjustments, increased audit fees and other fees of $500,000 associated with the implementation of the Sarbanes-Oxley Act and increased power and electric charges of $135,000. These increases were partially offset by efforts to control other expenses.

Artesian continues to make significant investments in infrastructure to assure high quality water is delivered to customers. In 2005, $20.2 million was invested in utility plant, including new and replacement transmission and distribution mains, improvements made to existing treatment facilities, rehabilitation of pumping equipment and the installation of new wells to increase supply capabilities.

Artesian Resources Corporation, through our wholly-owned subsidiary Artesian Water Company, is the largest investor owned regulated public water utility in the State of Delaware and has been providing water within the state since 1905. More than $166 million has been invested in Artesian's utility plant over the last 10 years to provide sufficient treated supply, new water mains and additional storage capacity to meet peak demands and provide fire protection for Delaware residents. We distribute and sell water to residential, commercial, industrial, governmental, municipal and utility customers throughout the state. As of December 31, 2005, Artesian was serving approximately 72,400 metered customers, providing water service to about 239,000 residents (including contract services), approximately 28% of Delaware's total population. Last year, Artesian distributed 7.5 billion gallons of water. Artesian serves its customers through 107 operating wells. Artesian's water supply is treated at 50 different locations statewide. Artesian owns and maintains approximately 1,000 miles of water main throughout the state.



Contact: Nicki Taylor
Investor Relations
(302) 453-6943 ntaylor@artesianwater.com

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                                                     Artesian Resources Corporation
                                             Condensed Consolidated Statement of Operations
                                             (In thousands, except share and per share data)


                                                    Three months ended  Three months ended  Twelve months ended  Twelve months ended
                                                    December 31, 2005   December 31, 2004    December 31, 2005    December 31, 2004
                                                    --------------------------------------  ----------------------------------------
OPERATING REVENUES                                     $     11,501       $     10,210          $     45,285         $    39,582
                                                      ------------------------------------  ----------------------------------------
OPERATING EXPENSES
  Operations and Maintenance Expenses                         6,207              5,214                24,543              20,700
  Depreciation and Amortization                               1,145              1,031                 4,365               4,046
  State & Federal Taxes                                         786                780                 3,347               2,892
  Property and Other Taxes                                      599                452                 2,389               2,070
                                                      ------------------------------------  ----------------------------------------
                                                              8,737              7,477                34,644              29,708
                                                      ------------------------------------  ----------------------------------------

OPERATING INCOME                                              2,764              2,733                10,641               9,874
  Other Income, net                                              12                 25                   515                 471
                                                      ------------------------------------  ----------------------------------------
INCOME BEFORE INTEREST CHARGES                                2,776              2,758                11,156              10,345
                                                      ------------------------------------  ----------------------------------------
INTEREST CHARGES                                              1,578              1,513                 6,121               5,943
                                                      ------------------------------------  ----------------------------------------

NET INCOME                                                    1,198              1,245                 5,035               4,402
PREFERRED DIVIDEND REQUIREMENT                                    -                  -                     -                   2
                                                      ------------------------------------  ----------------------------------------
NET INCOME APPLICABLE TO COMMON STOCK                  $      1,198       $      1,245         $       5,035        $      4,400
                                                      ====================================  ========================================

  Weighted Average Common Shares Outstanding - Basic      4,011,596          3,952,046             3,989,016           3,936,066
  Net Income per Common Share - Basic                  $       0.30       $       0.32         $        1.26        $       1.12

  Weighted Average Common Shares Outstanding - Diluted    4,135,155          4,079,024             4,121,074           4,065,651
  Net Income per Common Share - Diluted                $       0.29       $       0.31         $        1.22        $       1.08



                                                      Artesian Resources Corporation
                                                   Condensed Consolidated Balance Sheet
                                                               (In thousands)

                                                    December 31, 2005                       December 31, 2004
------------------------------------------------------------------------------------------------------------------------------------

    ASSETS

       Utility Plant, at original cost less
            accumulated depreciation                 $      227,566                          $       212,152

       Current Assets                                        10,406                                    9,658

       Regulatory and Other Assets                            5,882                                    5,570
                                                     --------------                          ---------------

                                                     $      243,854                          $       227,380
                                                     ==============                          ===============

    CAPITALIZATION AND LIABILITIES

       Stockholders' Equity                          $       57,813                          $        54,943

       Long Term Debt, Net of Current Portion                92,379                                   82,356

       Current Liabilities                                   12,238                                   18,440

       Advances for Construction                             24,404                                   21,456

       Contributions in Aid of Construction                  37,350                                   33,426

       Other Liabilities                                     19,670                                   16,759
                                                     --------------                          ---------------

                                                     $      243,854                          $       227,380
                                                     ==============                          ===============
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